Exhibit 4.1
AMENDMENT NO. 2

AMENDMENT NO. 2 (this “Amendment”) dated as of November 19, 2007 among CONSTELLATION BRANDS, INC., the “Subsidiary Guarantors” referred to on the signature pages hereto and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent pursuant to authority granted by the Required Lenders pursuant to Section 10.02 of the Credit Agreement referred to below.

Constellation Brands, Inc., the “Subsidiary Guarantors” party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, are parties to a Credit Agreement dated as of June 5, 2006 and amended on February 23, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).

The Borrower, the Subsidiary Guarantors and the Administrative Agent, pursuant to authority granted by, and having obtained the consent of, Lenders party to the Credit Agreement constituting the Required Lenders, now wish to clarify certain provisions in the Credit Agreement, and accordingly, the parties hereto hereby agree to amend the Credit Agreement as follows:

Section 1.  Definitions.  Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.  Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

2.01.  References Generally.  References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02.  Definitions.  Section 1.01 of the Credit Agreement shall be amended by amending the following definition to read in its entirety as follows:

“Net Available Proceeds” means:

(i)  in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

(ii)  in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (A) expenses incurred by the Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness (other than

Indebtedness to the Lenders hereunder) to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event; and

(iii)  in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect thereof (net of expenses incurred by the Borrower and its Subsidiaries in connection therewith) but excluding (i) in the case of any Senior Debt Incurrence or Subordinated Debt Incurrence, the first $700,000,000 of aggregate cash received by the Borrower therefrom at any time after the Effective Date and prior to June 1, 2007 and (ii) (without duplication) any Senior Debt Incurrence effected pursuant to Section 7.01(c)(ii) and not in reliance on the proviso of clause (A) thereof.

2.03.  Indebtedness.   Section 7.01(c)(ii)(A) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(A) the aggregate principal amount of such Senior Unsecured Indebtedness shall not exceed U.S. $750,000,000 and, after giving effect to the incurrence thereof, the Borrower shall be in proforma compliance with the ratio set forth in  Section 7.10(a) (the determination of such ratio to be calculated as of the last day of the most recently-ended fiscal quarter of the Borrower under the assumption that such Senior Unsecured Indebtedness was issued at the beginning of the applicable calculation period), provided that the foregoing provisions of this clause (A) shall not apply to the extent that the Net Available Proceeds of such Senior Unsecured Indebtedness are applied to either (x) prepay Loans in accordance with Section 2.10(b)(iii) (or make another application specified in the proviso thereto, including to finance one or more Acquisitions as therein provided), or (y) refinance or pay at maturity Senior Unsecured Indebtedness (in accordance with Section 7.12);”

Section 3.  Representations and Warranties.  The Borrower represents and warrants to the Lenders and the Administrative Agent that (i) the representations and warranties made by the Borrower in Article IV of the Credit Agreement, and by each Obligor in the other Loan Documents to which it is a party (but as to such other Loan Documents, in all material respects), are true and complete on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment and (ii) at the time of and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

Section 4.  Conditions Precedent.  The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of this Amendment by the Borrower, the Subsidiary Guarantors and the Administrative Agent.

Section 5.  Miscellaneous.  Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Senior Vice President and Treasurer

SUBSIDIARY GUARANTORS

ALLBERRY, INC.
CLOUD PEAK CORPORATION
CONSTELLATION TRADING COMPANY, INC.
CONSTELLATION WINES U.S., INC.
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
R.M.E., INC.
THE ROBERT MONDAVI CORPORATION
ROBERT MONDAVI AFFILIATES
ROBERT MONDAVI INVESTMENTS
ROBERT MONDAVI PROPERTIES, INC.
ROBERT MONDAVI WINERY

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BEERS OF WISCONSIN, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

CONSTELLATION LEASING, LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Assistant Treasurer

VINCOR INTERNATIONAL PARTNERSHIP VINCOR INTERNATIONAL II, LLC VINCOR HOLDINGS, INC. R.H. PHILLIPS, INC. THE HOGUE CELLARS, LTD. VINCOR FINANCE, LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

BARTON SMO HOLDINGS LLC ALCOFI INC. SPIRITS MARQUE ONE LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

ADMINISTRATIVE AGENT JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Barbara R. Marks
Name:	Barbara R. Marks
Title:	Vice President